Exhibit 10.15

Amendment No. 1 to the Supplemental Executive Retirement Plan
Between Central Pacific Financial Corporation and Blenn A. Fujimoto

THIS AMENDMENT (the “Amendment”) is made by Central Pacific Financial Corporation (the “Company”) to be effective as of December 31, 2008.

WHEREAS, the Company has entered into a Supplemental Executive Retirement Plan (the “SERP”), dated as of July 1, 2005, for the benefit of Blenn A. Fujimoto (the “Executive”);

WHEREAS, the Company desires to amend certain provisions of the SERP in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and to remove certain references to the Executive’s expired employment agreement; and

WHEREAS, the Company and the Executive have reserved the right to amend or modify the SERP.

NOW, THEREFORE, the SERP is hereby amended as follows:

1.	Section 1.3, clauses (a), (c) and (d) shall be amended to read as follows:
“(a) the Executive’s willful failure to perform substantially all of the Executive’s responsibilities of the Executive’s position, after demand for substantial performance has been given by the Board of Directors that specifically identifies how the Executive has not substantially performed the Executive’s responsibilities;”

“(c) the Executive’s willful or intentional material breach of the Executive’s duties that results in financial or reputational detriment to the Company or its affiliates that is not de minimis;”

“(d) the Executive’s willful or intentional material misconduct in the performance of the Executive’s duties that results in financial or reputational detriment to the Company or its affiliates that is not de minimis;”

2.	Section 1.11 shall be amended to read as follows:

“Separation from Service” is as defined in Treas. Reg. §1.409A-1(h).

3.	Section 2.1.1(a)(i) shall be amended to read as follows:

“The amounts specified in Exhibit C as of the Executive’s Normal Retirement Date; and”

4.	Section 2.1.1(b) shall be deleted in its entirety.

5.	The second sentence of Section 2.4.2 shall be amended to read as follows:

“Alternatively, prior to December 31, 2008, the Executive may elect that the Change-in-Control Benefit be paid (or commence to be paid) on the first day of the month after the date that is six months following the Executive’s Involuntary Termination of Employment or Termination for Good Reason within 36 months after the Change in Control.”

6.	Section 2.4.3 shall be amended to read as follows:

“Excess Parachute Payment.  If any benefit payable under this Agreement (determined without regard to any payment under this Section 2.4.3) (the “Benefit”) would be subject to the excise tax under Section 4999 of the Code (such excise tax, together with any such interest and penalties, collectively referred to as the “Excise Tax”), then the provisions of Section 2.4.4 shall be applied to determine the amount and timing of a “Gross-Up Payment” that the Company shall pay to the Executive.  The Gross-Up Payment shall be in such amount that, after payment by the Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto and any excise tax) imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Benefit.”

7.	A new Section 2.4.4 shall be added to the SERP, to read as follows:

“Gross-Up Payment Determination.  All determinations required to be made including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below) and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Benefit, or such earlier time as is requested by the Company (collectively, the “Determination”).  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment with respect to any Benefit shall be made no later than thirty (30) days following such Benefit.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The Determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event the amount of the Gross-Up Payment is less than the amount necessary to reimburse the Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the Executive’s benefit (but in any event no later than by the end of the Executive’s taxable year next following the taxable year in which the Excise Tax is remitted).  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company immediately after it is refunded to the Executive by the Internal Revenue Service.  The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.”

8.	Section 2.5 shall be amended to read as follows:

“Form of Lifetime Benefits.  The Company shall pay the lifetime benefits under this Article II, to the Executive in the form elected by the Executive in accordance with the attached Exhibit A.  The Executive’s election as to the form of benefit must be made prior to December 31, 2008.  Except as provided in Section 409A of the Code and related Treasury Regulations and as permitted by the Company, the Executive may not change the election, and no acceleration of the time or schedule of any payment under this Agreement shall be permitted.”

9.	Section 5.3 shall be amended to read as follows:

“Section 409A.  Notwithstanding any other provision of this Agreement, to the extent that any amount payable to the Executive pursuant to the Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code (“Section 409A”) and is payable to the Executive by reason of the Executive’s termination of employment, then (i) such payment shall be made to the Executive only upon a Separation from Service and (ii) if the Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment shall not be made before the date that is six months after the date of the Executive’s Separation from Service (or, if earlier than the expiration of such six-month period, the date of death).  Neither the Company nor its affiliates shall have any liability to the Executive or Beneficiary or otherwise if the Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A of the Code.”

10.	Exhibit C shall be amended by amending the text under the heading, “Section 2.1.1(a)(i) Offset Assumptions” to read as follows:

Blenn Fujimoto

	Change in	All Other
Termination	Control	Benefit
Year	Offset ($)	Offset ($)

1/1/2008	1,701	4,828
1/1/2009	1,966	5,213
1/1/2010	2,253	5,584
1/1/2011	2,564	5,941
1/1/2012	2,902	6,284
1/1/2013	3,269	6,614
1/1/2014	3,666	6,933
1/1/2015	4,097	7,240
1/1/2016	4,562	7,535
1/1/2017	5,065	7,818
1/1/2018	5,609	8,092
1/1/2019	6,197	8,355
1/1/2020	6,831	8,608
1/1/2021	7,516	8,851
1/1/2022	8,256	9,086
1/1/2023	9,053	9,312
6/1/2022	9,494	9,494

Note: Monthly offsets.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the SERP to be duly executed on this 31st day of December, 2008.

CENTRAL PACIFIC FINANCIAL CORPORATION

By:           /s/ Karen K. Street
Executive Vice President and Director of Human Resources

/s/ Blenn A. Fujimoto
BLENN A. FUJIMOTO